Exhibit 99.1

Canaccord Genuity Inc.
99 High Street
Boston, MA 02110
T: 617.371.3900

December 3, 2012

The Special Project Committee

of the Board of Directors

Synergy Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 1609

New York, NY 10170

The Board of Directors of Synergy Pharmaceuticals, Inc.:

We hereby consent to the inclusion of our opinion letter, dated October 15, 2012, to the Special Project Committee of the Board of Directors of Synergy Pharmaceuticals, Inc. (“Synergy”) as Annex C to, and to the reference thereto under the captions “CHAPTER ONE — MERGER” — Summary — Opinion of Synergy’s Financial Advisor” and “CHAPTER ONE — THE MERGER — The Merger Transaction — Opinion of Synergy’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Synergy and Callisto Pharmaceuticals, Inc., which proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Synergy.  By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Canaccord Genuity Inc.

CANACCORD GENUITY INC.